EXHIBIT NO. 21

SUBSIDIARY OF
CHEMICAL FINANCIAL CORPORATION

Subsidiaries		Ownership Percentage	State or Other Jurisdiction of Incorporation

Chemical Bank		100%	Michigan

CFC Financial Services, Inc.
-	also operates under d/b/a CFC Investment Centers	100%	Michigan
CFC Title Services, Inc.		100%	Michigan
Shoreline Insurance Services, Inc.		100%	Michigan
Chemical Loan Management Corporation		100%	Michigan
Chemical Loan Services, LLC		100%	Michigan
JV Midland No. 1, LLC
-	also operates under d/b/a Bailey Financial Services	50%	Michigan